EXHIBIT 99.1

DONEGAL GROUP INC. ANNOUNCES EARNINGS FOR THIRD QUARTER

Ralph G. Spontak
Senior Vice President and Chief Financial Officer
Phone (717) 426-1931
Fax (717) 426-7009

For Immediate Release

     MARIETTA, Pennsylvania, October 22, 2004 – Donegal Group Inc. (Nasdaq: DGICA and DGICB) today reported net income for the quarter and nine months ended September 30, 2004.

     Net income for the quarter ended September 30, 2004 was $5,886,886, or $.43 per share on a diluted basis, compared to $4,001,385, or $.40 per share on a diluted basis, for the third quarter of 2003. Results for the third quarter 2004 included previously announced property losses from severe weather of approximately $3.2 million that reduced net income by approximately $2.1 million, or $.15 per share on a diluted basis. Results for the third quarter of 2003 included losses of $1 million from Hurricane Isabel that reduced net income in that quarter by $650,000, or $.07 per share on a diluted basis.

     Net income for the nine months ended September 30, 2004 was $24,389,379, or $1.79 per share on a diluted basis, compared to $13,114,770, or $1.37 per share on a diluted basis, for the nine months ended September 30, 2003. Net income for the first nine months of 2004 includes an extraordinary gain of $5,445,670, or $.40 per share on a diluted basis, related to an acquisition in the first quarter of 2004.

     Even with the claims from the unprecedented number of storms in the current quarter, the Company achieved excellent underwriting results, posting a combined ratio of 95.0% for the third quarter of 2004 compared to a combined ratio of 96.8% for the comparable period in 2003. Excluding claims from the third quarter storms, the

Company’s combined ratios would have been 90.4% and 94.8% for the third quarter of 2004 and 2003, respectively.

     “Our disciplined underwriting approach, including the careful management of catastrophe exposures, has helped Donegal limit the impact from this unusual series of storms and still achieve solid results for the quarter,” stated Donald H. Nikolaus, President and Chief Executive Officer of the Donegal Companies.

     The storm losses occurred primarily in the Mid-Atlantic and Southeastern regions of the Company’s operations and were non-coastal in nature. The losses are comprised of approximately $60,000 in net losses from Hurricane Charley, $360,000 from Hurricane Frances, $1.3 million from Hurricane Ivan, $800,000 from Hurricane Jeanne and $650,000 from a July tornado.

     Revenues for the third quarter of 2004 were $73,613,653, an increase of 35.6% over a year earlier, with premiums earned for the third quarter of $67,958,382, a 36.7% increase over the third quarter of 2003. Premiums earned in the third quarter, excluding premiums earned by the companies acquired in January 2004, increased $4.8 million, or 9.6%, to $54,511,192.

     Investment income continued to increase notwithstanding as the Company’s shift towards greater levels of tax-exempt securities. Investment income for the third quarter of 2004 was $4,017,915, an increase of $175,341, or 4.6%, over investment income in the second quarter of 2004. This increase was accomplished despite the shift towards tax-exempt investment income, with tax-exempt interest representing 45.1% of total investment income in the third quarter of 2004 compared to 37.0% in the second quarter of 2004.

     The Company’s combined ratio for the first nine months of 2004 was 93.2% compared to a combined ratio of 95.4% for the comparable period in 2003. The Company’s loss ratio for the first nine months of 2004 improved to 62.5% compared to 64.5% for the first nine months of 2003. The Company’s expense ratio improved slightly to 30.3% for the first nine months of 2004 compared to 30.4% for the same period in 2003.

     These results helped the Company increase its book value per common share to $17.79 per share as of September 30, 2004, compared to $16.29 per share at December 31, 2003.

     The Company’s per share results were impacted by the Company’s offering of 3,450,000 shares of Class A Common Stock that was completed in December 2003. The offering was the principal reason for the increase in the weighted average number of shares outstanding during the third quarter of 2004 to 13,654,781 shares compared to 9,905,492 shares in the third quarter of 2003.

     The extraordinary gain of $5,445,670 in the first quarter of 2004 resulted from GAAP purchase accounting for unallocated negative goodwill from the Le Mars Insurance Company acquisition completed in early January 2004. The acquisitions of Le Mars Insurance Company, The Peninsula Insurance Company and Peninsula Indemnity Company were effective January 1, 2004.

     The Company also reported that at yesterday meeting its Board of Directors declared a regular cash dividend of 10.5 cents per share for the Company’s Class B Common Stock and 12 cents per share for the Company’s Class A Common Stock, payable November 15, 2004 to shareholders of record as of the close of business on November 1, 2004.

     The Company will hold a conference call on Friday October 22, 2004, beginning at 11:00 A. M. Eastern Time. You may participate in the conference call by calling 1-800-261-3417 (Passcode 92272027). An instant replay of the conference call will be available until November 2, by calling 1-888-286-8010 (Passcode 70579112).

     Donegal Group Inc. is a property and casualty insurance holding company whose insurance subsidiaries offer personal and commercial lines of insurance to businesses and individuals in six Mid-Atlantic states (Connecticut, Delaware, Maryland, New Hampshire, New York and Pennsylvania), eight Southeastern states (Alabama, Georgia, Louisiana, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and five Midwestern states (Iowa, Nebraska, Ohio, Oklahoma and South Dakota).

     All statements contained in this release that are not historic facts are based on current expectations. Such statements are forward-looking (as defined in the Private Securities Litigation Reform Act of 1995) in nature and involve a number of risks and uncertainties. Actual results could vary materially. Among the factors that could cause actual results to vary materially include: the ability of the Company to maintain profitable operations, the adequacy of the Company’s reserves for losses and loss adjustment expenses, severe weather, business and economic conditions in the Company’s primary operating areas, competition from various insurance and non-insurance businesses, terrorism, legal and judicial developments, changes in regulatory requirements and other risks that are described from time to time in the periodic reports that the Company files with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

(Tables Follow)

	Three Months Ended
	September 30,	September 30,
	2004	2003
Net premiums earned	$67,958,382	$49,719,584
Investment income, net of investment expenses	4,017,915	3,326,603
Realized investment gains	448,367	408,873
Total revenues	73,613,653	54,285,753
Net income	$5,886,886	$4,001,385
Net income per common share
Basic	$0.44	$0.43
Diluted	$0.43	$0.40

	Nine Months Ended
	September 30,	September 30,
	2004	2003
Net premiums earned	$196,156,262	$146,082,154
Investment income, net of investment expenses	11,640,506	10,006,831
Realized investment gains	1,092,365	494,763
Total revenues	212,307,736	159,297,990
Net income before extraordinary item	$18,943,709	$13,114,770
Net income after extraordinary item	$24,389,379	$13,114,770
Net income per common share before extraordinary item
Basic	$1.45	$1.42
Diluted	$1.39	$1.37

	Nine Months Ended
	September 30,	September 30,
	2004	2003
Net income per common share after extraordinary item
Basic	$1.86	$1.42
Diluted	$1.79	$1.37

Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended
	September 30,	September 30,
	2004	2003
Net premiums earned	$67,959	$49,720
Investment income, net of investment expenses	4,018	3,326
Realized investment gains	448	409
Lease income	224	215
Service charge income	965	616

Total revenues	73,614	54,286

Losses and loss expenses	42,286	32,760
Amortization of deferred policy acquisition costs	9,961	7,874
Other underwriting expenses	11,941	7,239
Other expenses	382	310
Policyholder dividends	404	242
Interest	417	358

Total expenses	65,391	48,783

Income before income taxes	8,223	5,503
Income tax expense	2,336	1,502

Net income	$5,887	$4,001

Net income per common share
Basic	$0.44	$0.43

Diluted	$0.43	$0.40

	Quarter Ended
	September 30,	September 30,
	2004	2003
Supplementary Financial Analysts’ Data
Weighted average number of shares outstanding
Basic	13,230,009	9,315,339

Diluted	13,654,781	9,905,492

Net written premiums	$71,079	$53,009

Book value per common share	$17.79	$15.69

Consolidated Statements of Income
(unaudited; in thousands, except per share data)

	Nine Months Ended
	September 30,	September 30,
	2004	2003
Net premiums earned	$196,156	$146,082
Investment income, net of investment expenses	11,641	10,007
Realized investment gains	1,092	495
Lease income	663	629
Service fees	2,756	1,879
Other income	—	206

Total revenues	212,308	159,298

Losses and loss expenses	122,618	94,268
Amortization of deferred policy acquisition costs	28,248	22,861
Other underwriting expenses	31,098	21,532
Other expenses	1,463	985
Dividends	866	711
Interest	1,114	880

	Nine Months Ended
	September 30,	September 30,
	2004	2003
Total expenses	185,407	141,237

Income before income taxes and extraordinary item	26,901	18,061
Income tax expense	7,957	4,946

Net income before extraordinary item	18,944	13,115
Extraordinary item	5,445	—

Net income after extraordinary item	$24,389	$13,115

Net income per common share before extraordinary item
Basic	$1.45	$1.42

Diluted	$1.39	$1.37

Net income per common share after extraordinary item
Basic	$1.86	$1.42

Diluted	$1.79	$1.37

Supplementary Financial Analysts’ Data
Weighted average number of shares outstanding
Basic	13,086,199	9,265,308

Diluted	13,595,348	9,590,809

Net written premiums	$213,270	$156,533

Consolidated Balance Sheet
(unaudited; in thousands)

	September 30,	December 31,
	2004	2003
ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$184,316	$113,051
Available for sale, at fair value	231,413	198,433
Equity securities, at fair value	44,591	31,448
Short-term investments, at cost, which approximates fair value	33,282	78,344

Total investments	493,602	421,276
Cash	6,473	5,909
Premiums in course of collection	43,747	29,017
Reinsurance receivable	95,687	81,009
Accrued investment income	4,787	3,752
Deferred policy acquisition costs	21,649	16,224
Prepaid reinsurance premiums	38,850	30,692
Property and equipment, net	5,559	4,152
Deferred income taxes	11,134	7,032
Other assets	7,096	2,973

Total assets	$728,584	$602,036

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss settlement expenses	$265,821	$217,914
Unearned premiums	177,071	134,028
Accounts payable and accrued expenses	11,384	7,770
Debt	30,929	25,774
Due to affiliates	—	904
Other liabilities	7,800	6,997

Total liabilities	493,005	393,387
Shareholders’ equity:
Preferred stock

	September 30,	December 31,
	2004	2003
Class A common stock	102	99
Class B common stock	31	30
Additional paid-in capital	129,166	122,745
Accumulated other comprehensive income	4,553	5,291
Retained earnings	102,619	81,376
Treasury stock, at cost	(892)	(892)

Total shareholders’ equity	235,579	208,649

Total liabilities and shareholders’ equity	$728,584	$602,036